UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report: June 9, 2009
(Date of earliest event reported)
ArcSight, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33923	52-2241535
(Commission File Number)	(IRS Employer Identification No.)

5 Results Way
Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip Code)
(408) 864-2600
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On June 11, 2009, ArcSight, Inc. (“ArcSight”) issued a press release announcing its financial results for the fourth fiscal quarter and full fiscal year ended April 30, 2009 and providing its business outlook. A copy of the press release is attached as Exhibit 99.01 to this Current Report on Form 8-K.
The information in Item 2.02 of this Current Report, including Exhibit 99.01 to this Current Report, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the accompanying Exhibit 99.01 shall not be incorporated by reference into any registration statement or other document filed by ArcSight with the Securities and Exchange Commission, whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 17, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of ArcSight approved and adopted a management bonus and profit sharing plan for fiscal 2009 to reward officers of the company, including executive officers (the “2009 Bonus Plan”). Each of our named executive officers is a participant in the 2009 Bonus Plan (although Kevin Mosher only participates with respect to the equity portion of the 2009 Bonus Plan). In light of Mr. Mosher’s position as Senior Vice President of Worldwide Field Operations, which primarily involves responsibility for our sales and pre-sales efforts, the Committee determined to provide variable cash compensation to him under his separate Sales Commission Plan — FY 2009 (the “Mosher 2009 Plan”), which also was approved and adopted by the Committee on July 17, 2008.
The 2009 Bonus Plan provided for cash bonuses at specified rates, based on specified levels of achievement of performance of ArcSight’s revenue and operating income targets. The 2009 Bonus Plan also provided for a pool of 557,000 shares of ArcSight common stock to be granted during the first quarter of fiscal 2010 to ArcSight’s officers, including ArcSight’s executive officers, on the achievement of the targeted revenues goal, and, for the officers other than ArcSight’s chief executive officer, individual performance objectives. Under the 2009 Mosher Plan, Mr. Mosher is entitled to quarterly commission payments based on achievement relative to quarterly revenues targets. In addition, under the Mosher 2009 Plan, Mr. Mosher would receive an additional commission in the event that he achieved or exceeded his revenues target and either (i) actual operating expenses for the sales department were less than or equal to the sales operating expense target, or (ii) actual contribution margins for the sales department were equal to or greater than the sales contribution margin target. For a more detailed description of the 2009 Bonus Plan and the Mosher 2009 Plan, see Item 5.02 of the Current Report on Form 8-K filed by ArcSight on July 22, 2008.
Based on ArcSight’s actual financial performance in fiscal 2009, ArcSight achieved at the level of more than 95% but less than 100% of its revenue target, and achieved operating income at the level equivalent to the target if revenues had been achieved at the level of at least 105% but less than 110% of target. As a result, executive officers other than Mr. Mosher would have been eligible for bonuses under the 2009 Bonus Plan based on achievement at the level of at least 95% but less than 100% of target, based on our performance under the applicable scale. However, on June 9, 2009, in light of the exceedingly difficult macroeconomic and market conditions in which that ArcSight’s actual level of performance was achieved, the Committee elected to exercise its discretion and determined to award bonuses to ArcSight’s executive officers other than Mr. Mosher (and other employees covered by the 2009 Bonus Plan) as if ArcSight’s actual achievement had been at the level of at least 105% but less than 110% of target. In addition, based on the same considerations discussed above with respect to the award of bonuses to executive officers, the Committee elected to exercise its discretion and determined to award to Mr. Mosher a cash bonus of $80,000 (in addition to the quarterly commissions to which Mr. Mosher is entitled under the Mosher 2009 Plan).
In conjunction with its determination of cash bonuses, in light of the expanded number of executives covered by the 2009 Bonus Plan since the size of the pool was initially set, the level of ArcSight’s actual revenue and operating income performance for fiscal 2009 and the exceedingly difficult macroeconomic and market conditions in which that level of performance was achieved, the Committee exercised its discretion to make 297,000 additional shares of ArcSight common stock (in addition to the 557,000 share pool described above) available for award in connection with the completion of fiscal 2009 to reward performance and in recognition of ArcSight’s benchmark targets in light of compensation data reviewed by the Committee, and approved grants to plan participants for the aggregate 854,000 shares available, including an aggregate of 438,845 granted to executive officers.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Number	Description

99.01	Press release issued by ArcSight, Inc., dated June 11, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ArcSight, Inc.
By:	/s/ Stewart Grierson
Stewart Grierson
Chief Financial Officer

Date: June 11, 2009

EXHIBIT INDEX

Number	Description

99.01	Press release issued by ArcSight, Inc., dated June 11, 2009.